EXHIBIT 99(b)













                       Audited Financial Statements


                      Chemical Financial Corporation
                         1992 Stock Purchase Plan
                         for Subsidiary Directors


                             December 31, 1995





























                       AUDITED FINANCIAL STATEMENTS


                      CHEMICAL FINANCIAL CORPORATION
                         1992 STOCK PURCHASE PLAN
                         FOR SUBSIDIARY DIRECTORS

                             DECEMBER 31, 1995


TABLE OF CONTENTS

Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . .  2
Statement of Financial Condition . . . . . . . . . . . . . . . . . . . .  3
Statement of Income and Changes in Plan Equity . . . . . . . . . . . . .  4
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . .  5


          All Schedules (Nos. I, II and III) for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are inapplicable and therefore have been omitted.






























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                      REPORT OF INDEPENDENT AUDITORS




Plan Administrator
Chemical Financial Corporation
1992 Stock Purchase Plan for
Subsidiary Directors

          We have audited the accompanying statements of financial condition of the Chemical Financial Corporation 1992 Stock Purchase Plan for Subsidiary Directors as of December 31, 1995 and 1994 and the related statements of income and changes in plan equity for the years then ended. These financial statements are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Chemical Financial Corporation 1992 Stock Purchase Plan for Subsidiary Directors at December 31, 1995 and 1994, and the results of its operation and changes in its plan equity for the years then ended in conformity with generally accepted accounting principles.

S/ ERNST & YOUNG LLP

January 19, 1996













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                      CHEMICAL FINANCIAL CORPORATION
                         1992 STOCK PURCHASE PLAN
                         FOR SUBSIDIARY DIRECTORS

                     STATEMENTS OF FINANCIAL CONDITION
                                                         DECEMBER 31,
                                                      1995          1994
ASSETS
Cash                                               $   1,089     $   1,424
Common stock receivable of Chemical
  Financial Corporation, at market value -
  (7,375 shares at a cost of $239,025 at
  December 31, 1995 and 9,143 shares
  at a cost of $245,900 at December 31,
  1994) - (Notes 1 and 2)                            293,156       243,813
Total assets                                       $ 294,245     $ 245,237

LIABILITIES AND PLAN EQUITY
Plan equity (49 participants at December 31,
      1995 and December 31, 1994)                  $ 294,245     $ 245,237

See accompanying notes.



























                       -3-
                      CHEMICAL FINANCIAL CORPORATION
                         1992 STOCK PURCHASE PLAN
                         FOR SUBSIDIARY DIRECTORS

              STATEMENTS OF INCOME AND CHANGES IN PLAN EQUITY

                                                     YEARS ENDED DECEMBER 31
                                                     1995                  1994
ADDITIONS
Participant contributions (Note 3)                $ 235,800           $ 243,325
Dividend equivalents                                  2,944               2,670
Other income                                                                399
                                                    238,744             246,394

DEDUCTIONS
Plan distributions                                  243,867             185,735
                                                      5,123              60,659
Net realized and unrealized appreciation
  (depreciation) in fair value of investments
  (Note 1):                                          54,131              (2,087)
Net increase                                         49,008              58,572
Plan equity at beginning of year                    245,237             186,665
Plan equity at end of year                        $ 294,245           $ 245,237

See accompanying notes.
























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                      CHEMICAL FINANCIAL CORPORATION
                         1992 STOCK PURCHASE PLAN
                         FOR SUBSIDIARY DIRECTORS

                       NOTES TO FINANCIAL STATEMENTS
                             DECEMBER 31, 1995


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES
VALUATION OF COMMON STOCK RECEIVABLE

          Common stock receivable of Chemical Financial Corporation is recorded at the fair market value of the number of shares receivable at the end of the period. Market value is based on the closing bid price of the Corporation's stock at year end ($39.75 per share at December 31, 1995 and $26.67 per share at December 31, 1994).

          Unrealized appreciation or depreciation in the fair value of the underlying shares of common stock of Chemical Financial Corporation represents the change in the difference between aggregate fair value and the cost of the common stock receivable of Chemical Financial Corporation. The realized gain or loss in the fair value of the underlying shares of common stock of Chemical Financial Corporation is determined by computing the difference between the average cost per share and the market value per share on the distribution of the common stock of Chemical Financial Corporation to the participants as of the distribution date.

INCOME

          Dividend equivalents and fractional share interests are accrued on the Corporation's dividend or other record date.

CONTRIBUTIONS

          Contributions are accounted for on the accrual basis.

NOTE 2 - DESCRIPTION OF THE PLAN

          The Chemical Financial Corporation 1992 Stock Purchase Plan for Subsidiary Directors (the Plan) was implemented by Chemical Financial Corporation (the Corporation) on April 30, 1992. The Plan is designed to provide non-employee directors and advisory directors of the Corporation's subsidiaries, who are neither directors or employees of the Corporation, with a convenient method of acquiring Corporation stock.







                       -5-

                      CHEMICAL FINANCIAL CORPORATION
                         1992 STOCK PURCHASE PLAN
                         FOR SUBSIDIARY DIRECTORS

                       NOTES TO FINANCIAL STATEMENTS
                             DECEMBER 31, 1995


NOTE 2 - DESCRIPTION OF THE PLAN (continued)

          Subsidiary directors and advisory directors, who elect to participate in the Plan, may elect to contribute to the Plan fifty percent or one hundred percent of their director board fees and/or fifty percent or one hundred percent of their director committee fees, earned as directors or advisory directors of the Corporation's subsidiaries. Participant contributions to the Plan are made by the Corporation's subsidiaries on behalf of each electing participant. Amounts remitted to the Plan are credited to a separate cash account for each participant. As of the last day of each month, each participant's cash account is debited for the purchase of whole shares of the Corporation's stock and credited to a separate participant stock account. The stock purchased under the Plan during the calendar year is issued by the Corporation directly to the participants in the following calendar year, in the month of January. The Plan provides for dividend equivalents to be credited to each participant's cash account, as of the dividend record date of the Corporation's common stock. Dividend equivalents are calculated by multiplying the Corporation's dividend rate by the number of shares of common stock in each participant's stock account, as of the Corporation's dividend record date. The Plan also provides for an appropriate credit to each participant's stock account for stock dividends, stock splits or other distributions of the Corporation's common stock by the Corporation. Fractional shares calculated as a result of the above adjustments are converted to cash based on the market price of the Corporation's common stock, and are credited to each participant's cash account. Plan participants may terminate their participation in the Plan, at any time, by written notice of withdrawal to the Corporation. Participants will cease to be eligible to participate in the Plan when they cease to serve as directors or advisory directors of subsidiaries of the Corporation. Upon withdrawal from the Plan, each participant will receive the shares of common stock of the Corporation in their participant stock account and the cash in their participant cash account.

          The Corporation expects to maintain the Plan indefinitely, however it reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant's right to the benefit of contributions made by him/her prior to the date of such amendment or termination.




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                           CHEMICAL FINANCIAL CORPORATION
                              1992 STOCK PURCHASE PLAN
                              FOR SUBSIDIARY DIRECTORS

                            NOTES TO FINANCIAL STATEMENTS
                                 DECEMBER 31, 1995

NOTE 2 - DESCRIPTION OF THE PLAN (continued)

          The Plan provides that all expenses of the Plan and its administration shall be paid by Chemical Financial Corporation.

          The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as taxable income the contributions made to the Plan by the Corporation's subsidiaries on their behalf. Dividend equivalents and any other cash credited to the participants' cash accounts are taxable to the participants for Federal and state income tax purposes in the year such dividend equivalent or cash is credited to the participant cash account. Upon disposition of the common stock of Chemical Financial Corporation purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

NOTE 3 - CONTRIBUTIONS

          Contributions by participating companies are as follows:

                                                        YEARS ENDED DECEMBER 31
                                                        1995               1994
PARTICIPATING COMPANY
Chemical Bank & Trust                                 $  66,600        $  79,450
Chemical Bank Bay Area                                   54,000           55,925
Chemical Bank Central                                    20,500           20,100
Chemical Bank Huron                                         600              600
Chemical Bank Michigan                                   22,650           22,300
Chemical Bank Montcalm                                   17,100           16,550
Chemical Bank North                                       4,200            4,000
Chemical Bank South                                      16,600           18,200
Chemical Bank West                                        8,800            8,600
Chemical Bank Key State                                  12,950           10,000
CFC Data Corp                                            11,800            7,600

Total Contributions                                   $ 235,800        $ 243,325




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